                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-16855

                      High Equity Partners L.P. - Series 88
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             (Exact name of registrant as specified in its charter)

  5 Cambridge Center, 9th Floor, Cambridge, MA 02142 Telephone: (617) 234-3000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]*   Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]   Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
None

*High Equity Partners L.P. - Series 88 was merged with and into Shelbourne Properties III L.P. on April 17, 2001.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Shelbourne Properties III L.P., the successor by merger to High Equity Partners L.P. - Series 88 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: May 7, 2001         SHELBOURNE PROPERTIES III L.P.

                          By: Shelbourne Properties III GP, INC, general partner


                          By:  /s/ Lara Sweeney
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                          Name:    Lara Sweeney
                          Title:   Vice President and Secretary